Q1 2024 Earnings Presentation May 2, 2024

We have made statements in this presentation that constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements concern our current expectations regarding our future results from operations, economic performance, financial condition, goals, strategies, investment objectives, plans and achievements. These forward-looking statements are subject to various known and unknown risks, uncertainties and other factors, and you should not rely upon them except as statements of our present intentions and of our present expectations, which may or may not occur. When we use words such as “believes”, “expects”, “anticipates”, “estimates”, “plans”, “intends”, “projects”, “pursue”, “will” or similar expressions, we are making forward-looking statements. Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved, and actual results may differ materially from our expectations. In addition, important factors that could cause actual results to differ from expectations include, among others: (i) our ability or inability to execute our strategic growth plan, including our ability to invest according to plan, grow our businesses (including through joint ventures or other co-investment vehicles), incorporate alternative technologies (including artificial intelligence) into our offerings, achieve satisfactory returns on new product offerings, continue our revenue management, expand and manage our global operations, complete acquisitions on satisfactory terms, integrate acquired companies efficiently and transition to more sustainable sources of energy; (ii) changes in customer preferences and demand for our storage and information management services, including as a result of the shift from paper and tape storage to alternative technologies that require less physical space; (iii) the costs of complying with and our ability to comply with laws, regulations and customer requirements, including those relating to data privacy and cybersecurity issues, as well as fire and safety and environmental standards; (iv) the impact of attacks on our internal information technology (“IT”) systems, including the impact of such incidents on our reputation and ability to compete and any litigation or disputes that may arise in connection with such incidents; (v) our ability to fund capital expenditures; (vi) the impact of our distribution requirements on our ability to execute our business plan; (vii) our ability to remain qualified for taxation as a real estate investment trust for United States federal income tax purposes; (viii) changes in the political and economic environments in the countries in which we operate and changes in the global political climate; (ix) our ability to raise debt or equity capital and changes in the cost of our debt; (x) our ability to comply with our existing debt obligations and restrictions in our debt instruments; (xi) the impact of service interruptions or equipment damage and the cost of power on our data center operations; (xii) the cost or potential liabilities associated with real estate necessary for our business; (xiii) unexpected events, including those resulting from climate change or geopolitical events, could disrupt our operations and adversely affect our reputation and results of operations; (xiv) failures to implement and manage new IT systems; (xv) other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and (xvi) the other risks described in our periodic reports filed with the SEC, including under the caption “Risk Factors” in Part I, Item 1A of our Annual Report. Except as required by law, we undertake no obligation to update any forward-looking statements appearing in this presentation. Reconciliation of Non-GAAP Measures Throughout this presentation, Iron Mountain discusses (1) Adjusted EBITDA, (2) Adjusted EPS, and (3) AFFO. These measures do not conform to accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures are supplemental metrics designed to enhance our disclosure and to provide additional information that we believe to be important for investors to consider in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as operating income, net income (loss) attributable to Iron Mountain Incorporated or cash flows from operating activities (as determined in accordance with GAAP). The reconciliation of these measures to the appropriate GAAP measure, as required by Regulation G under the Securities Exchange Act of 1934, as amended, and their definitions are included in the Supplemental Reporting Information. 2Forward Looking Statements

3First Quarter 2024 Accomplishments ● Strong quarterly performance ○ Revenue of $1.48 billion, up 12% year over year on both a reported and constant currency basis ○ Adjusted EBITDA of $519 million, up 13% year over year on both a reported and constant currency basis ○ Net Income of $77 million ○ AFFO of $324 million, up 10% year over year ○ AFFO/Share of $1.10, up 9% year over year ● Organic service revenue growth of 10% year on year primarily driven by improved performance in asset lifecycle management business and services in our physical storage business ● Leased 30 megawatts of data center capacity in the quarter

4 First Quarter 2024

5 Well Positioned Balance Sheet • Quarter-end leverage of 5.1x net lease adjusted ○ Remaining at the lowest level in a decade • ~$2.0 billion of liquidity • ~76% fixed rate debt • 5.7% weighted average interest rate • 5.7 years weighted average maturity

6

2024 Guidance

- **Second Quarter Outlook**
  - We expect Revenue of approximately $1.5 billion, Adjusted EBITDA of approximately $535 million, AFFO of approximately $310 million, and AFFO per share of approximately $1.05

- **Full Year Guidance Reaffirmed**
  - We are pleased to reaffirm our full year guidance and our positive outlook - in spite of the stronger US dollar[(2)]

($ in millions, except per share data)	2024 Guidance[(1)]	Y/Y % Change at Midpoint
Total Revenue	$6,000 - $6,150	11%
Adjusted EBITDA	$2,175 - $2,225	12%
AFFO	$1,300 - $1,335	9%
AFFO Per Share	$4.39 - $4.51	8%

(1) Iron Mountain does not provide a reconciliation of non-GAAP measures that it discusses as part of its annual guidance or long term outlook because certain significant information required for such reconciliation is not available without unreasonable efforts or at all, including, most notably, the impact of exchange rates on Iron Mountain's transactions, loss or gain related to the disposition of real estate and other income or expense. Without this information, Iron Mountain does not believe that a reconciliation would be meaningful.

(2) At current FX rates, this is an incremental ~$25 million headwind to revenue and an additional ~$10 million to Adjusted EBITDA as compared to our prior guidance for the remainder of the year - or a total headwind of ~$50 million to revenue and ~$20 million to Adjusted EBITDA for the full year.

IRON MOUNTAIN®